EXCLUSIVE AGENCY AGREEMENT

This EXCLUSIVE AGENCY AGREEMENT is made and entered into this 31st day of October, 2016 by and among Immune Therapeutics, Inc., a Florida corporation ("**IMUN**"), its wholly owned subsidiary, TNI BioTech International, Ltd., a BVI company (collectively with IMUN, the "**Company**"), and GB Pharma Holdings, LLC, a Delaware limited liability company ("**Agent**"). The Company and Agent are each referred to herein as a "**Party**" and collectively as the "**Parties**."

WHEREAS, the Company is a biopharmaceutical company focused on developing and commercializing therapeutics to treat cancer, HIV/AIDS and autoimmune diseases by combating these fatal diseases through the activation and mobilization of the body's immune system;

WHEREAS, Agent is dedicated to helping alleviate health security challenges through the implementation of initiatives that provide access to sustainable affordable health care in Africa;

WHEREAS, GB Pharma Holdings, Inc., a Colorado corporation and wholly owned subsidiary of Agent ("**GBPH**"), and Airmed Biopharma Limited, an Irish company and wholly owned subsidiary of IMUN ("**Airmed**"), entered into that certain Exclusive Agency Agreement (the "**Original Agency Agreement**") dated June 12, 2014 pursuant to which Airmed appointed GBPH as its exclusive agent to market and promote certain products in a specified territory; and

WHEREAS, the Parties have jointly agreed to amend, revise and further define the terms and conditions set forth in the Original Agency Agreement by replacing the Original Agency Agreement with this Agreement, which appoints Agent to act as the Company's exclusive agent in accordance with the terms and conditions set forth hereunder.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Agent agree as follows:

1. **Definitions.** In this Agreement, the following terms shall have the meanings set forth below:

(a) "**Agreement**" means this Exclusive Agency Agreement and the Exhibits attached hereto and incorporated herein by this reference.

(b) "**Confidential Information**" shall be defined as any nonpublic information disclosed by the Company to Agent and shall be deemed to include the following information of the Company, without limitation: (i) e-mail addresses, customer lists, the names of customer contacts, the names of investor contacts, investor lists, professional contacts, business plans, technical data, product ideas, personnel, contracts and financial information; (ii) patents, trade secrets, techniques, processes, business methodologies, schematics, employee suggestions, development tools and processes, computer printouts, computer programs, design drawings and manuals, and improvements; (iii) information about costs, profits, markets and sales; (iv) plans for future development and new product concepts; (v) all documents, books, papers, drawings, models, sketches, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be disclosed, as well as written or oral instructions or comments. Notwithstanding the foregoing, Confidential Information shall not include information that (i) has become public knowledge through legal means without fault by Agent, (ii) is already public knowledge prior to the disclosure of the Confidential Information by the Company to Agent, (iii) is known to Agent without an obligation to keep it confidential prior to the Company's disclosure of the same pursuant to this Agreement, or (iv) is independently developed by Agent without reference to or use of the Confidential Information.

(c) "**Effective Date**" means the date first written above.

(d) "**Fiscal Quarter**" means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

(e) "**Gross Revenues**" means any and all funds received by the Company from the sale of the Products in the Territory.

(f) "**Products**" means the Company's products listed in Exhibit A.

(g) "**Term**" means the period commencing on the Effective Date and terminating as set forth in Section 10 of this Agreement.

(h) "**Territory**" means collectively the Territory Countries listed in Exhibit B and the Territory Organizations listed in Exhibit C.

(i) "**Territory Countries**" means the countries listed in Exhibit B.

(j) "**Territory Organizations**" means the organizations listed in Exhibit C.

(k) "**Trademarks**" means all trademarks, service marks, logos, brand names, trade names, domain names and/or slogans used by the Company in connection with the Products from time to time (whether registered or unregistered).

2. Grant of Right.

(a) Appointment. Subject to the terms and conditions of this Agreement, the Company hereby appoints Agent as its exclusive Agent to (i) assist the Company in obtaining governmental approvals of the Products in the Territory Countries, (ii) facilitate the registration of the Products in the Territory Countries, (iii) identify and present to the Company distributors for the Company's Products in the Territory Countries, and (iv) subject to Agent meeting the requirements set forth in Section 7(b) below, enter into distribution agreements with the Territory Organizations to distribute the Products in the Territory Countries. Agent hereby accepts such appointment and agrees not to use a third party to perform its obligations pursuant to this Agreement without the prior written consent of the Company. Except as permitted in Section 7 below, it is expressly agreed that Agent has no authority to enter into agreements or make any commitments on the Company's behalf and shall not in any way represent itself as a representative that is able to bind the Company to any contract with a third party.

(b) Duties and Representations of Agent. Agent represents and warrants to the Company that: (i) Agent has full legal authority to enter into this Agreement and provide the services hereunder, and this Agreement constitutes the legal, valid and binding obligation of Agent enforceable against Agent in accordance with its terms. Neither any of the terms of this Agreement nor the performance by Agent of work hereunder does or will violate the terms of any agreement between Agent and any third party; and (ii) Agent will perform all work hereunder in a professional manner and shall satisfy all requirements under this Agreement and at all times adhere strictly to all of the Company's standards and policies as they shall be communicated to Agent from time to time, as well as all applicable laws, rules and regulations, including, without limitation, the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1, et seq., and all laws in the Territory requiring Agent to register as an agent of a foreign pharmaceutical manufacturer.

(c) Restrictions on Company's Activities. Subject to Section 2(d) below, the Company shall not, and shall procure an undertaking from its agents or other intermediaries for territories other than the Territory that they will not engage in any activities relating to the Products in the Territory.

(d) Reservation of Rights by Company. The Company reserves the right to take the following actions at any time upon ninety (90) calendar days prior written notice to Agent without liability: (i) add Products to or delete Products from Exhibit A hereto; (ii) modify the design of or upgrade the Products or any part of the Products; and (iii) sell the Products exclusively, on a direct or indirect basis, to customers or specific accounts in the Territory.

3. **Product Pricing, Commissions and Expenses.**

(a) Product Pricing. The Agent shall provide quotes for each Product at the following prices:

(i) Product 1 Lodonal™: $ 0.65 per pill in Africa for Territory Countries (USD sixty five cents);

(ii) Product 2 Lodonal™: $ 0.52 per pill in Africa for Territory Organizations (USD fifty two cents);

(iii) Product 3 MENK: to be determined by the Company, in its sole discretion, and provided to Agent once determined;

(iv) Product 4 Lodonal™ (for the treatment of cancer): to be determined by the Company, in its sole discretion, and provided to Agent once determined.

Any proposal at other prices or terms and conditions must be approved in advance and in writing by the Company. The Company shall have the right, from time to time in its sole discretion, to amend prices.

(b) Commissions. The Company shall pay to Agent, as compensation for Agent's services during the Term, the following commissions:

(i) Product 1 Lodonal™: 12.5% of Gross Revenues;

(ii) Product 2 Lodonal™: 12.5% of Gross Revenues;

(iii) Product 3 MENK: to be determined by the Company, in its sole discretion, provided not less than 12.5% of Gross Revenues;

(iv) Product 4 Lodonal™ (for the treatment of cancer): to be determined by the Company in its sole discretion, provided not less than 12.5% of Gross Revenues.

In the event that Agent presents a distributor of the Products to the Company, and the Company enters into a distribution agreement with such distributor, Agent shall be paid an additional one percent commission of Gross Revenues for Products purchased from the Company by such distributor.

The Company shall make commission payments to Agent immediately after the Company receives payment of Gross Revenues by wire transfer utilizing the wire instructions set forth in Exhibit D. The Company shall furnish the Agent with an itemized statement setting forth the computation of commissions.

(c) Commissions Due Upon Termination. In the event of termination of this Agreement for any reason, the Company shall be obligated to pay commissions only with respect to Gross Revenues prior to termination of this Agreement.

(d) Expenses. Any of Agent's expenses must be approved in advance and in writing by the Company in order to be eligible for reimbursement.

EXHIBIT D – AGENT'S WIRE INSTRUCTIONS

SunTrust
14939 Shady Grove Rd,
Rockville, MD 20850
Tel. 301-795-0857
GB Pharma Holdings
Acct. # 1000152928734
ACH routing number: 061000104
Swift Code: SNTRUS3A

EXHIBIT C – TERRITORY ORGANIZATONS

- UNAIDS
- PEPFAR
- Global Fund
- Clinton Foundation
- Melinda and Bill Gates Foundation
- National AIDS Counsel

- Economic Community of West African States (ECOWAS) countries
- Economic Community of Central Africa (ECCAS) countries
- The Arab Maghreb Union (AMU/UMA) countries
- The East African Community (EAC) countries
- The Intergovernmental Authority on Development (IGAD) countries
- The Southern African Development Community (SADC) countries
- The Common Market for Eastern and Southern Africa (COMESA) countries
- The Community of Sahel-Saharan States (CENSAD) countries
- West and Central African Franc countries

Agent and the Company hereby acknowledge and agree that the Caribbean countries and the South East Asia countries (i.e., Brunei, Cambodia, East Timor, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand and Vietnam) shall be included in the Territory Countries; *provided, however*, that the Product pricing and commission terms set forth in Section 3(a) and (b) of this Agreement shall be revised through reasonable and good faith negotiations between the Parties.

Agent shall have the right of first refusal to other regions and not yet named territories among Central and South America and other countries with reciprocity in approvals outside of the Territory Countries defined above. In this regard, the Company shall notify Agent in writing of the offer by another potential agent in any such additional regions or countries, and shall offer Agent the right to perform its services in such additional regions or countries in line with the terms of this Agreement. Agent shall, upon receipt of the Company's written offer, indicate in writing within thirty (30) days of Agent's acceptance or rejection of the offer.

Agent hereby acknowledges and agrees that the Engagement Agreement for Business Development & Marketing Services Provided by Brewer and Associates Consulting, LLC dated June 26, 2016 and entered into between IMUN and Brewer and Associates Consulting, LLC does not in any way violate Agent's exclusivity set forth in this Agreement.